                        SETTLEMENT AGREEMENT AND RELEASE

           THIS SETTLEMENT AGREEMENT AND RELEASE (this "AGREEMENT") is entered into as of January 17, 2001 by and between AML Communications, Inc., a Delaware corporation ("AML" or the "COMPANY"), and Jacob Inbar, with reference to the following facts:

           WHEREAS, AML and Mr. Inbar entered into that employment agreement dated February 23, 1999 (the "EMPLOYMENT AGREEMENT"), pursuant to which Mr. Inbar agreed to provide certain services to AML;

           WHEREAS, AML and Mr. Inbar wish to terminate Employment Agreement and fully discontinue Mr. Inbar's employment by AML effective today;

           NOW, THEREFORE, BE IT RESOLVED, that for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

           1. SETTLEMENT FEE AND COBRA PAYMENTS. In consideration for the immediate settlement of disputes regarding the Employment Agreement, AML hereby agrees to pay to Mr. Inbar the sum of $36,659.30 (the "SETTLEMENT FEE"). Furthermore, AML agrees to pay up to but not exceeding $400.00 per month for health care insurance premiums under a COBRA plan for Mr. Inbar (the "COBRA BILL"). The COBRA BILL will be paid up to and including the month of August 2001. Thereafter, AML is not obligated to make any further COBRA Bills. The parties agree that the Settlement Fee and the COBRA Bill constitute full and complete compensation for all amounts due Mr. Inbar under the Employment Agreement and constitute the only compensation to which Mr. Inbar is entitled to receive from AML.

           2. PAYMENT OF SETTLEMENT FEE. The Settlement fee will be paid in according to the schedule outlined in Exhibit A of this Agreement. Said payments will be subject to applicable taxes and laws.

           3. CONFIDENTIALITY. Mr. Inbar agrees not to disclose to any person not employed by the Company or any affiliated entity any confidential information obtained; provided, however, that the restrictions contained herein shall not apply to information that (i) was in Mr. Inbar's possession prior to any disclosure to him by the Company, (ii) is or becomes generally available to the public other than as a result of disclosure by Mr. Inbar or his representatives in violation of this Agreement, (iii) is or becomes available to Mr. Inbar on a non-confidential basis from a source (other than the Company or its representatives) which is not, to Mr. Inbar's knowledge, prohibited from transmitting the information to the public generally by a contractual, legal, fiduciary or other obligation, (iv) was independently acquired or developed by Mr. Inbar outside the scope of this Agreement hereunder or by any predecessor of the Company or any affiliated entity without violating Mr. Inbar's obligation under this Agreement and without any obligation of Mr. Inbar to hold for the benefit of or contribute to the Company, or (v) is knowingly furnished to a third party by the Company or any representative of the Company without similar non-disclosure restrictions on the third party's use of such information. In addition, this section shall not preclude Mr. Inbar from the use or disclosure of information known generally to the public or of information not considered confidential by the Company or any affiliated entity or from making disclosures required by law or court order. For purposes of this Agreement, the term "confidential information" shall include all information of any nature and in any form which is owned by the Company or any affiliated entity and which is not publicly available or generally known to persons engaged in businesses similar to that of the Company including, but not limited to, research techniques; patents and patent applications; inventions and improvements, whether patentable or not; development projects; computer software and related documentation and materials (including source and use codes); designs, practices, processes, methods, know- how and other facts relating to the business of the Company; practices, processes, methods, know-how and other facts related to sales, advertising, promotions, financial matters, customers, customer lists or customers' purchases of goods or services from the Company; industry contracts; and all other secrets and information of a confidential and proprietary nature.

           4. COMPETITION. Mr. Inbar shall be prohibited from engaging in competition with AML for a period of twelve months after the date of this Agreement.

           5. MUTUAL RELEASE. In consideration of the promises, conditions and covenants set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Mr. Inbar and AML mutually, on behalf of themselves and their successors, assigns and others claiming through or under them, hereby, fully and forever release, discharge and covenant not to sue each other with respect to any and all claims, demands, suits, liabilities, causes of action, debts, charges, contracts, or rights, whether in law or equity, that Mr. Inbar or AML has held or now holds, against any of them, including, but not limited to, those arising directly or indirectly from this Agreement.

           6. OTHER. Mr. Inbar will be allowed to maintain his email account with the Company (jinbar@amlj.com) indefinitely. However, Mr. Inbar agrees to continue to comply with the Company's policies regarding email and internet usage for employees.

           7. GENERAL. This Agreement supersedes all other agreements between the parties with respect to the subject matter hereof. This Agreement shall be construed and enforced in accordance with the internal laws of the State of California. If any part hereof is declared null and void, each other part shall remain in full force and effect. In any action seeking to enforce the terms of this Agreement, the prevailing party shall be entitled to reasonable attorneys' fees and costs incurred in connection therewith.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

                                AML COMMUNICATIONS, INC., a Delaware corporation



                                By:
                                        ----------------------------------------
                                Its:
                                        ----------------------------------------

                                Jacob Inbar
                                ------------------------------------------------

                              EXHIBIT A


      Pay period      Payment Date      Amount(s)
      End Date
      1/21/2001        1/26/2001         461.54
       2/4/2001         2/9/2001         461.54
      2/18/2001        2/23/2001         461.54
       3/4/2001         3/9/2001         461.54       14,500.00
      3/18/2001        3/23/2001         461.54
       4/1/2001         4/6/2001         461.54
      4/15/2001        4/20/2001         461.54
      4/29/2001         5/4/2001         461.54
      5/13/2001        5/18/2001         461.54
      5/27/2001         6/1/2001         461.54       14,500.00
      6/10/2001        6/15/2001         461.54
      6/24/2001        6/29/2001         461.54
       7/8/2001        7/13/2001         461.54
      7/22/2001        7/27/2001         461.54
       8/5/2001        8/10/2001         461.54
      8/19/2001        8/24/2001         461.54
       9/2/2001         9/7/2001         184.66

                                      36,569.30



Note:  the last payment covers 4 working days